UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2011

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 80th Street, Kenosha, WI 53143

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, Snap-on Incorporated (the “Company”) filed a notice of arbitration with the American Arbitration Association on January 8, 2010, concerning a dispute with CIT Group Inc. (“CIT”) relating to various underpayments made during the course of their financial services joint venture, in which the Company alleged damages of approximately $115 million. As a result of the dispute, the Company withheld certain amounts (totaling $107.8 million) from payments made to CIT relating to Snap-on Credit LLC’s ongoing business activities. CIT filed its response denying the Company’s claim and asserting certain claims against the Company for other matters relating to the joint venture on January 29, 2010. CIT’s claims included alleged damages in excess of $110 million.

The $107.8 million retained by the Company was included in “Other accrued liabilities” on the Company’s Consolidated Balance Sheets in its Form 10-Q filed April 21, 2011.

On May 5, 2011, the Company and CIT reached an amicable settlement of their respective claims. As a result, in its fiscal 2011 second quarter, the Company will record an $18.0 million pretax gain reflecting the settlement. The Company will return the remaining $89.8 million of cash to CIT, representing $107.8 million of cash previously withheld net of the $18.0 million settlement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP-ON INCORPORATED

Date: May 10, 2011	By:	/s/ Irwin M. Shur
Irwin M. Shur
Vice President, General Counsel and Secretary